Exhibit 15.1

[Maples Group letterhead]

Our ref          MPT/303788-000002/14438193v1

51job, Inc.
Building 3, No. 1387, Zhang Dong Road
Shanghai 201203
People’s Republic of China

29 March 2019

Dear Sir and Madam,

Re: 51job, Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to 51job, Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2018.

We hereby consent to the reference of our name under the heading “Additional Information — Taxation — Cayman Islands Taxation” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP